EXHIBIT 99.C6.3

                                  EXHIBIT 10(c)
                     Written Consent of Price Waterhouse LLP


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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Wealth Creator Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 of our report dated January 30, 1998, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the WRL Series Annuity Account - WRL Freedom Bellwether, WRL Freedom Conqueror and WRL Freedom Wealth Creator Contracts, which appears in the Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP

Kansas City, Missouri
April 20, 1998